Exhibit 4.1

Certificate No

Class

No of Shares

ORDINARY SHARES

WAVE LIFE SCIENCES LTD.

(UEN 201218209G)

Incorporated in Singapore on 23 July 2012 under the Companies Act, Cap. 50

This is to certify that (Shareholder’s Name) of

(Shareholder’s Address)

is the registered holder of ORDINARY SHARES in the above named company, fully paid on each share, subject to the Memorandum and Articles of Association of the said company.

Given under the common seal of the company on:

Director

Director

Registered Office: 8 CROSS STREET #10-00 PWC BUILDING, SINGAPORE 048424